EXHIBIT 10.1


                   Paul Intlekofer Elected CEO of Nutrition 21

      PURCHASE, N.Y., April 26, 2006 - Nutrition 21, Inc., (NASDAQ: NXXI) today announced that its Board of Directors has elected Paul Intlekofer as president and chief executive officer. Mr. Intlekofer has been serving as chief financial officer and senior vice president of corporate development since January 2003 and most recently was elected chief operating officer in November 2005.

      "Paul Intlekofer's proven leadership and strategic vision have been the driving force behind the company's current transition toward becoming a supplier of branded finished products addressing therapeutic markets," said John Gutfreund, Chairman of the Board. "Mr. Intlekofer possesses a unique mix of strategic vision, passion and operational discipline that has served and will continue to serve Nutrition 21 well. The Board is confident that Mr. Intlekofer is the right person to realize the potential of Nutrition 21."

      "I am honored to be selected CEO," said Intlekofer. "I know first hand that we have great products that address significant and growing markets. Over the past several years we've made a considerable investment in research to clinically validate our proprietary technologies. We recently built out an experienced and talented sales and marketing team to capitalize on these findings. Their contribution and pace of execution gives me great confidence in the long-term future and growth of the company."

      Since January of 2006, the Company has secured distribution for its Chromax(R) chromium picolinate in Wal-Mart, Rite Aid, Albertsons, Kroger and another major drug chain. The Company expects to have full nationwide distribution in these and over 90 percent of food, drug and mass outlets by the end of the summer. The Company is also working with the retailers to create an Insulin Health end-benefit destination on the shelf for chromium picolinate similar to Bone Health for calcium.

      "With an aging baby boomer population and the rise of obesity there are tens of millions of adults concerned with their blood sugar and cholesterol levels and their risk for developing heart disease and type 2 diabetes. As a natural solution for managing insulin, Chromax can become an everyday product similar to calcium. In the U.S. alone, calcium accounts for $1 billion in retail stand-alone sales," added Intlekofer.

      Nutrition 21 also recently secured a commitment from CVS/pharmacy for Diachrome, a non-prescription nutrient based insulin sensitizer for people with type 2 diabetes. The Company expects to have full nationwide distribution of Diachrome with the major drug chains by the Fall to coincide with the publication of its recently completed study with XLHealth.

      "The key to success for Diachrome is to secure endorsement and recommendation from pharmacists and healthcare providers. We've taken considerable steps to substantiate Diachrome's health benefits and the early results indicate that physicians are impressed with Diachrome's efficacy and safety. We have developed an innovative marketing strategy that will leverage the managed care/disease management information infrastructure to communicate the benefits of Diachrome to the healthcare community," said Intlekofer.

CONTACT: Maryrose Lombardo, 914.701.4525

ABOUT NUTRITION 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The Company markets Chromax(R) chromium picolinate, http://www.chromax.com/, the most-studied form of the essential mineral chromium which is now available through food, drug and mass retailers nationwide. Nutrition 21 also developed Diachrome(R), http://www.diachrome.com, a proprietary adjunct nutritional therapy for people with type 2 diabetes. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at http://www.nutrition21.com.

SAFE HARBOR PROVISION
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005 and subsequent reports on From 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                      # # #